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                     February 16, 2021

       Kenneth Cleary
       Chief Financial Officer
       SCHOLASTIC CORP
       557 Broadway
       New York, NY 10012

                                                        Re: SCHOLASTIC CORP
                                                            Form 10-K for
Fiscal Year Ended May 31, 2020
                                                            Filed July 27, 2020
                                                            Form 8-K filed on
December 17, 2020
                                                            File No. 0-19860

       Dear Mr. Cleary:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing